Exhibit 99.1

FOR IMMEDIATE RELEASE
RiskMetrics Group
One Chase Manhattan Plaza
New York, NY 10005
Tel (212) 981-7400
www.riskmetrics.com

Knut N. Kjaer to Join RiskMetrics Group
As President

Former Chief Executive Officer of Norges Bank Investment Management
Brings Proven Global Leadership to Established Management Team

New York, NY (April 28, 2009) – RiskMetrics Group, a leading provider of risk management and corporate governance services to the global financial community, today announced that Knut N. Kjaer will join the firm next month as President.  Previously, Mr. Kjaer served as the chief executive officer of Norges Bank Investment Management (NBIM) which oversees the $370 billion Government Pension Fund and Norway's foreign reserves.  Prior to heading the project at Norges that created the NBIM investment management arm of the Bank, Mr. Kjaer was the executive vice president of Storebrand, at that time Norway's largest insurance company.

Mr. Kjaer will report to RiskMetrics’ Chief Executive Officer, Ethan Berman, and will have direct responsibility for the firm’s global risk and corporate governance businesses.

“Knut is an incredibly accomplished business executive and money manager, whose background uniquely aligns with our risk and ISS governance businesses,” said Berman.  “He is highly regarded throughout the world, especially among the established institutional investor community.  I know that Knut will bring an unprecedented level of strategic and operational leadership to RiskMetrics Group at an important time in our Company’s growth cycle.”

Over Kjaer’s decade-long tenure with NBIM, Norway’s Oil Fund grew from $300 million to $370 billion and today is the world's second-largest sovereign wealth fund.  He is also a current member of the investment committee of the Dutch pension fund, ABP/APG, a former member of the editorial advisory board of MSCI Barra and a founding member of the Economic Analysis Centre ECON, where he was a senior partner and researcher for eight years.  Mr. Kjaer was also a member of the Board and Deputy Chairman of the Oslo Stock Exchange and Chairman of the Board of Centre for International Climate and Energy Research Oslo (CICERO).

“I have known RiskMetrics for many years and have great respect and admiration for the people and for the products they deliver,” said Kjaer.  “RiskMetrics is guided by a mission and values that I adhere to, and I see great opportunities in further developing services that will be important to the community of financial investors.”

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group serves some of the most prestigious institutions and corporations worldwide. For more information, please visit: www.riskmetrics.com.

RiskMetrics Group Media Contacts:
Cheryl Gustitus                                                                                                                                       Sarah Cohn
301.556.0538                                                                                                                                         212.354.4643
cheryl.gustitus@riskmetrics.com                                                         sarah.cohn@riskmetrics.com

www.riskmetrics.com